Exhibit 11.1

Consent of Independent Auditor

We consent to the use in this Offering Statement on Form 1-A, utilizing Form S-11 format, of Iroquois Valley Farmland REIT, PBC, of our report dated April 25, 2025 related to our audit of the financial statements of Iroquois Valley Farmland REIT, PBC as of and for the years ended December 31, 2024 and 2023.

Auburn Hills, Michigan

June 3, 2025